Exhibit 99.1

Chay Enterprises Inc. Completes Merger With Repurposed Drug Developer Ampio Pharmaceuticals, Inc.

LITTLETON, Colo., March 4, 2010 /PRNewswire via COMTEX/ — Chay Enterprises, Inc. (OTC Bulletin Board: CHYE) is pleased to announce today that the company has merged with DMI Life Sciences, Inc to form Ampio Pharmaceuticals, Inc. Ampio Pharmaceuticals will trade on the NASDAQ BB under the symbol CHYE. “We have asked FINRA to change our symbol,” said Don Wingerter, Ampio Pharmaceuticals’ CEO, “and expect to be trading under our new symbol in less than thirty days.”

“Ampio Pharmaceuticals’ management has extensive experience in drug discovery and development, and has created a substantial pipeline of pharmaceuticals that address significant, unmet medical needs. These pharmaceutical developments are in the category of so-called ‘Repurposed Drugs,’ pharmaceuticals previously shown to be safe and effective treatments in distinct therapeutic categories,” said Mr. Wingerter. “By entering the public space we will have access to capital to advance our pipeline and a public forum to educate patients and showcase our commercialization activities.”

Dr. David Bar-Or, Ampio Pharmaceuticals’ founder and Chief Scientific Officer, stated, “I have been working for over 30 years on finding solutions to important diseases that can impact an aging population. My role as the Director of Trauma Research at two major Colorado Level One Trauma Centers has given me the unique opportunity to study a variety of diseases in both clinical and research settings.”

Ampio Pharmaceuticals discovers and develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation and CNS disease. The company develops Repurposed Drugs because they have strong potential to be safe and effective while their shorter development times can significantly increase near-term value. The product pipeline includes new uses for previously approved drugs, some of which are now starting clinical trials, and new molecular entities (“NMEs”). A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize the company’s product development programs. By concentrating on development of Repurposed Drugs, approval timelines, costs and risk of clinical failure are reduced due to the fact that the Repurposed Drug has previously been found to be safe and effective, generally at higher dosage rates, in distinct therapeutic categories.”

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.